Exhibit 10.1


             CHANGE IN CONTROL SEVERANCE AGREEMENT


     THIS CHANGE IN CONTROL SEVERANCE AGREEMENT is dated this 8th day of December 2006, among Peoples Community Bancorp, Inc., a Delaware corporation (the "Corporation"), Peoples Community Bank, a Federally chartered savings bank and wholly owned subsidiary of the Corporation (the "Bank"), and Jerry L. Gore (the "Executive"). The Corporation and the Bank are collectively referred to as the "Employers."

                           WITNESSETH

     WHEREAS, the Executive is presently an officer of each of the Employers;

     WHEREAS, the Employers desire to be ensured of the Executive's continued active participation in the business of the Employers; and

     WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive's agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Employers is terminated under specified circumstances;

     NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

     1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

     (a) Annual Compensation. The Executive's "Annual Compensation" for purposes of this Agreement shall be deemed to mean the average level of compensation paid to the Executive by the Employers or any subsidiary thereof during the most recent five taxable years preceding the Date of Termination (or such shorter period as the Executive was employed), and which was included in the Executive's gross income for tax purposes, including but not limited to the Executive's salary, bonuses and all other amounts taxable to the Executive pursuant to any employee benefit plans of the Employers.

     (b) Cause. Termination of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), final cease-and-desist order or material breach of any provision of this Agreement. For purposes of this paragraph, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interests of the Employers.

     (c) Change in Control of the Corporation. "Change in Control of the Corporation" shall mean a change in the ownership of the Corporation, a change in the effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation as provided under Section 409A of the Code, as amended from time to time, and any IRS guidance, including Notice 2005-1, and regulations issued in connection with Section 409A of the Code. In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Corporation, the Bank, or a subsidiary of either of them, by the Corporation, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them.

     (d)  Code.  "Code" shall mean the Internal Revenue Code of
1986, as amended.

     (e)  Date of Termination.  "Date of Termination" shall mean
(i) if the Executive's employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination.

     (f) Disability. Termination by the Employers of the Executive's employment based on "Disability" shall be deemed to have occurred if the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

     (g) Effective Date. The Effective Date of this Agreement shall mean the date first above written.

     (h)  Good Reason.  Termination by the Executive of the
Executive's employment for "Good Reason" shall mean termination by the Executive following a Change in Control of the Corporation based on:

          (1) Without the Executive's express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the office of Senior Vice President, Director of Retail Banking of the Employers or a material adverse change made by the Employers in the Executive's functions, duties or responsibilities as Senior Vice President, Director of Retail Banking of the Employers;

          (2) Without the Executive's express written consent, a material reduction by the Employers in the Executive's base salary as the same may be increased from time to time or a material reduction in the package of fringe benefits provided to the Executive, taken as a whole;



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          (3)  Without the Executive's express written consent,
               the Employers require the Executive to work in an office which is more than 30 miles from the location of the Employers' current principal executive office, except for required travel on business of the Employers to an extent substantially consistent with the Executive's present business travel obligations;

          (4)  Any purported termination of the
               Executive's employment for Disability or
               Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (i) below; or

          (5)  The failure by the Employers to obtain
               the assumption of and agreement to perform this Agreement by any successor as contemplated in
               Section 6 hereof.

     (i)  IRS.  IRS shall mean the Internal Revenue Service.

     (j) Notice of Termination. Any purported termination of the Executive's employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers' termination of the Executive's employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 7 hereof.

     (k) Retirement. "Retirement" shall mean voluntary termination by the Executive in accordance with the Employers' retirement policies, including early retirement, generally applicable to the Employers' salaried employees.

     2.   Benefits Upon Termination.   If the Executive's
employment by the Employers shall be terminated subsequent to a Change in Control of the Corporation by (i) the Employers for other than Cause, Disability, Retirement or the Executive's death or (ii) the Executive for Good Reason, then the Employers shall:

     (a) pay to the Executive a lump sum cash amount within five business days of the Date of Termination, a cash severance amount equal to one (1) times the Executive's Annual Compensation; and

     (b) maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of this Agreement as of the Date of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (b)), at no


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cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other employee benefit plans, programs and arrangements offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination (excluding (y) stock option and restricted stock plans of the Employers and (z) cash incentive compensation included in Annual Compensation), provided that in the event that the Executive's participation in any plan, program or arrangement as provided in this subparagraph (b) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employers shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination; and provided further, that if the provision of any of the benefits covered by this Section or
Section 3(d) would trigger the 20% excise tax and interest penalties under Section 409A of the Internal Revenue Code
(the "Code"), then the benefit(s) that would trigger such tax and interest penalties shall not be provided (the "Excluded Benefits"), and in lieu of the Excluded Benefits the Employers shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the cost to the Employers of providing the Excluded Benefits.

     3. Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 2 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a "parachute payment" under Section 280G of the Code, the payments and benefits payable by the Employers pursuant to
Section 2 hereof shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 2 being non-deductible to either of the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to
Section 2 shall be based upon the opinion of independent tax counsel selected by the Employers and paid by the Employers.
Such counsel shall be reasonably acceptable to the Employers and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. In the event that the Employers and/or the Executive do not agree with the opinion of such counsel, (i) the Employers shall pay to the Executive the maximum amount of payments and benefits pursuant to Section 2, as selected by the Executive, which such opinion indicates that there is a high probability do not result in any of such payments and benefits being non-deductible to the Employers and subject to the imposition of the excise tax imposed under Section 4999 of the Code and (ii) the Employers may request, and Executive shall have the right to demand that the Employers request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to Section 2 hereof have such consequences. Any such request for a ruling from the IRS shall be promptly prepared and filed by the Employers, but in no event later than thirty (30) days from the date of the opinion of counsel referred to above, and shall be subject to Executive's approval prior to filing, which shall not be unreasonably withheld. The Employers and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any such rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may


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be entitled upon termination of employment under any circumstances other than as specified in this Section 3, or a reduction in the payments and benefits specified in Section 2 below zero.

     4.   Mitigation; Exclusivity of Benefits.

     (a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

     (b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

     5. Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

     6. Assignability. The Employers may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank, savings association or other entity with or into which either of the Employers may hereafter merge or consolidate or to which either of the Employers may transfer all or substantially all of its respective assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

     7. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

     To the Employers:   Boards of Directors
                         Peoples Community Bancorp, Inc.
                         Peoples Community Bank
                         6100 West Chester Road
                         West Chester, Ohio  45069

     To the Executive:   Jerry L. Gore
                         [Home Address]

     8. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of



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the Employers to sign on their behalf; however, that if the
Employers determine, after a review of the final regulations issued under Section 409A of the Code and all applicable IRS guidance, that this Agreement should be further amended to avoid triggering the tax and interest penalties imposed by Section
409A of the Code, the Employers may amend this Agreement to the extent necessary to avoid triggering the tax and interest penalties imposed by Section. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     9. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Corporation's state of jurisdiction.

     10.  Nature of Employment and Obligations.

     (a) Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employers and the Executive, and the Employers may terminate the Executive's employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

     (b) Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

     11. Term of Agreement. The term of this Agreement shall run from the Effective Date through and including March 25, 2007, and upon approval of the Boards of Directors of the Employers, shall extend for an additional year on each March 25 thereafter. Prior to March 25, 2007 and each March 25 thereafter, the Boards of Directors of the Employers shall consider and review (after taking into account all relevant factors, including the Executive's performance) an extension of the term of this Agreement, and the term shall continue to extend each year if the Boards of Directors approve such extension unless the Executive gives written notice to the Employers of the Executive's election not to extend the term, with such written notice to be given not less than thirty (30) days prior to any such anniversary date. If the Boards of Directors of the Employers elect not to extend the term, they shall give written notice of such decision to the Executive not less than thirty (30) days prior to any such anniversary date. If any party gives timely notice that the term will not be extended as of any annual anniversary date, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

     12. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.





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     13.  Validity.  The invalidity or unenforceability of any
provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     15. Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder.

     16. Entire Agreement. This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein. All prior agreements between the Employers and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.


Attest:                            PEOPLES COMMUNITY BANCORP, INC.



/s/ Fred L. Darlington             By:  /s/ Jerry D. Williams
__________________________              _____________________________
Fred L. Darlington                      Jerry D. Williams
                                        President and Chief Executive
                                         Officer



Attest:                            PEOPLES COMMUNITY BANK



/s/ Fred L. Darlington             By:  /s/ Jerry D. Williams
__________________________              _____________________________
Fred L. Darlington                      Jerry D. Williams
                                        President and Chief Executive
                                         Officer


                                   EXECUTIVE



                                   By:  /s/ Jerry L. Gore
                                        _____________________________
                                        Jerry L. Gore




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